EXHIBIT 99(a)

                          PRESS RELEASE



FOR IMMEDIATE RELEASE
MONDAY
FEBRUARY 12, 1996

CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS
                        (501) 688-8229


          TCBY ENTERPRISES, INC. ANNOUNCES PROMOTION OF
         GENE WHISENHUNT TO EXECUTIVE VICE PRESIDENT AND
                     CHIEF FINANCIAL OFFICER

LITTLE ROCK, AR - FEBRUARY 12, 1996 - TCBY ENTERPRISES, INC. (NYSE:TBY) has announced that Gene Whisenhunt has been promoted to Executive Vice President and Chief Financial Officer of TCBY Enterprises, Inc. He will be responsible for the financial functions of the Company.

Mr. Whisenhunt has been with the Company since 1989. He obtained his undergraduate degree in Accounting from Ouachita Baptist University, and a Master's Degree in Business Administration from Louisiana Tech University. He holds a CPA certification.


                                -30-